AMENDMENT TO
                                       THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                       AMERICAN CARESOURCE HOLDINGS, INC.

      AMERICAN CARESOURCE HOLDINGS, INC., a corporation organized and existing by virtue of the General Corporation Law of the State of Delaware (the "Company"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "GCL") DOES HEREBY CERTIFY as follows:

      1. The following amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the GCL.

      2. The certificate of the Company is hereby amended by striking out Article FOURTH thereof and by substituting in lieu of said Article FOURTH the following new Article:

      FOURTH: (a) The total authorized capital stock of the Company shall be 50,000,000 shares, consisting of 40,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock which may be issued in one or more classes or series. The shares of Common Stock shall constitute a single class and shall be with $0.01 par value. The shares of Preferred Stock of each class or series shall be with $0.01 par value.

                  (b) Each holder of Common Stock, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) or pursuant to the GCL.

            In a Certificate of Designation authorizing any class or series of Preferred Stock, the Board of Directors is expressly authorized to determine:

                  (1) The distinctive designation of the class or series and the number of shares which will constitute the class or series, which number may be increased or decreased (but not below the number of shares then outstanding in that class or above the total shares authorized herein) from time to time by action of the Board of Directors;

                  (2) The dividend rate on the shares of the class or series, whether dividends will be cumulative, and, if so, from what date or dates;

                  (3) The price or prices at which, and the terms and conditions on which, the shares of the class or series may be redeemed at the option of the Company;

                  (4) Whether or not the shares of the class or series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

                  (5) Whether or not the shares of the class or series will be convertible into, or exchangeable for, any other shares of stock of the Company or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

                  (6) The rights of the shares of the class or series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company;

                  (7) Whether or not the shares of the class or series will have priority over, parity with, or be junior to the shares of any other class or series in any respect, whether or not the shares of the class or series will be entitled to the benefit of limitations restricting the issuance of shares of any other class or series having priority over or on parity with the shares of such class or series and whether or not the shares of the class or series are entitled to restrictions on the payment of dividends on, the making of other distributions in respect of, and the purchase or redemption of shares of any other class or series of Preferred Stock or Common Stock ranking junior to the shares of the class or series;

                  (8) Whether the class or series will have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights; and

                  (9) Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that class or series.

      IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed this 25th day of May, 2005.

                                                  AMERICAN CARESOURCE
                                                  HOLDINGS, INC.


                                                  /s/David Boone
                                                  ------------------------------
                                                  Name:  David Boone
                                                  Title: Chief Financial Officer